UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 2, 2018 (October 1, 2018)

HISTOGENICS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

830 Winter Street, 3rd Floor

Waltham, Massachusetts 02451

(781) 547-7900

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Officer Retention Bonus Plan

On October 1, 2018, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Histogenics Corporation (the “Company”) approved an Executive Officer Retention Bonus Plan (the “Retention Plan”). The Retention Plan provides for payment of a cash retention bonus to the executive officers of the Company, including the Company’s named executive officers, who continue employment with the Company through April 30, 2019 (the “Retention Date”). The Retention Plan is intended to help ensure the Company’s continued operations. The Committee will administer the Retention Plan.

Under the terms of the Retention Plan, each executive officer who continues employment with the Company through the Retention Date will be eligible to receive a cash bonus payable in a lump sum within 15 days following the Retention Date. Additionally, the retention bonus amount would be payable in the event the executive officer is terminated without cause or resigns for good reason.

The table below sets forth the retention bonus amount for each executive officer under the Retention Plan assuming all terms and conditions are satisfied:

Executive Officer	Retention Bonus Amount
Adam Gridley	$119,516
Jonathan Lieber	$86,672
Stephen Kennedy	$97,969
Donald Haut, Ph.D.	$94,354
Lynne Kelley, M.D., FACs	$96,250

This foregoing summary of the Retention Plan is qualified in its entirety by reference to the text of the Retention Plan, which is included as Exhibit 10.34 hereto and incorporated herein by reference.

Option Repricing

In addition, on October 1, 2018, the Committee approved a repricing (the “Repricing”) of 3,807,779 stock options (the “Options”) granted prior to September 1, 2018 pursuant to the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and 2012 Equity Incentive Plan to executive officers, employees and consultants of the Company, including Options held by Adam Gridley, the Company’s Chief Executive Officer, Jonathan Lieber, the Company’s Chief Financial Officer, Stephen Kennedy, the Company’s Chief Operating Officer, Donald Haut, Ph.D., the Company’s Chief Business Officer, and Lynne Kelley, M.D., FACs, the Company’s Chief Medical Officer. The Options had exercise prices between $0.75628 and $9.97 per share, which were reduced to $0.568 per share (the closing price of the Company’s common stock on The Nasdaq Capital Market on October 1, 2018). The number of shares, vesting schedules and expiration period of the Options were not altered. Options to purchase the Company’s common stock held by non-employee members of the Board are not subject to the Repricing and remain unchanged. In light of current market conditions that have affected the publicly traded stock price of the Company’s common stock, the Committee effectuated the Repricing in order to provide the service providers holding the Options with incentives that were not being adequately achieved by the Options based on the exercise prices of the Options prior to the Repricing. The Options were repriced unilaterally and the consent of holders was neither necessary nor obtained.

Cancellation of Performance Options

In connection with the Repricing, on October 1, 2018, the Committee also approved the cancelation of certain options with performance-based vesting conditions (the “Performance Options”) previously issued to Messrs. Gridley, Lieber and Kennedy. Messrs. Gridley, Lieber and Kennedy were previously granted the Performance Options to purchase 60,000, 30,000 and 30,000 shares of the Company’s common stock, respectively, which would vest in full if the Company’s stock price was at or above $19.92 for any consecutive 60-day period within 4 years of the date of grant as long as the recipient provided continuous service during such consecutive 60-day period (the

“Performance Criteria”). The Committee determined that the probability of achieving the Performance Criteria was unlikely based on the current trading price of the Company’s common stock on The Nasdaq Capital Market and cancelled the Performance Options pursuant to the Committee’s authority under the 2013 Plan.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.34+	Histogenics Corporation Executive Officer Retention Bonus Plan

+	Indicates management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2018	HISTOGENICS CORPORATION

	By:	/s/ Adam Gridley
Adam Gridley
President and Chief Executive Officer